TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                      RESULTS FOR FISCAL YEAR 2010

Minneapolis/August 3, 2010/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended June 30, 2010 increased 2.0% to $25.9 million or $.69 per diluted share compared with $25.4 million or $.68 per diluted share for the quarter ended June 30, 2009. Net operating income increased 6.8% to $38.9 million, or 58.3% of net sales, for the quarter ended June 30, 2010 as compared to net operating income of $36.4 million, or 56.1% of net sales, for the quarter ended June 30, 2009. The increase in net operating income for the quarter was primarily due to increased sales and improved gross margins as a result of changes in sales mix. The increased sales and improved gross margins for the quarter were partially offset by foreign exchange transaction losses. For the quarter ended June 30, 2010, foreign exchange transaction losses were $631,000 compared to foreign exchange transaction gains of $685,000 for the quarter ended June 30, 2009, resulting in a $.03 earnings per share impact between the quarters ended June 30 2010 and 2009.

For fiscal 2010, Techne's consolidated net earnings increased 4.3% to $110 million or $2.94 per diluted share compared with $105 million or $2.78 per diluted share for fiscal 2009. Net operating income increased 3.7% to $156.3 million, or 58.1% of net sales, for fiscal 2010 as compared to net operating income of $150.8 million, or 57.1% of net sales, for fiscal 2009. The increase in net operating income for the fiscal year was primarily due to increased sales and improved gross margins as a result of changes in sales mix. The increased sales and improved gross margins for the fiscal year were partially offset by lower interest income of $3.3 million, or $.07 per share, and greater foreign exchange transaction losses of $926,000, or $.02 per share. Income taxes for fiscal 2010 included a $4.7 million tax benefit in the third quarter of fiscal 2010. The tax benefit, equating to $.12 per share, resulted from a foreign currency exchange tax loss on the repatriation of 50 million British pound sterling from R&D Europe to the U.S. Techne previously paid U.S. income taxes on the foreign earnings that were included in the repatriated funds.

Consolidated net sales for the quarter and fiscal year ended June 30, 2010 were $66.7 million and $269.0 million, respectively. This was a 2.8% and 1.9% increase from the quarter and fiscal year ended June 30, 2009, respectively. Consolidated net sales for the quarter ended June 30, 2010 were negatively affected by a stronger U.S. dollar as compared foreign currencies (primarily British pound sterling and euro) for the quarter ended June 30, 2009. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 5.4% and 1.6% for the quarter and fiscal year ended June 30, 2010, respectively, from the comparable prior-year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $45.3 million for the quarter ended June 30, 2010, an increase of 7.0% from $42.3 million for the quarter ended June 30, 2009. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 11.7% during the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009. Biotechnology sales to academic customers, Pacific Rim distributors and sales in China grew 4.3%, 10.0% and 24.8%, respectively, in the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009.

Biotechnology sales were $178 million for fiscal 2010, an increase of 2.3% over the same period last year. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 0.9% during fiscal 2010 as compared to fiscal 2009. Biotechnology sales to academic customers, Pacific Rim distributors and sales in China grew 4.0%, 10.5% and 21.8%, respectively, in fiscal 2010 as compared to fiscal 2009.

R&D Europe's net sales for the quarter and fiscal year ended June 30, 2010 were $17.0 million and $72.8 million, respectively, a decrease of 5.7% and an increase of 0.3% from the same prior-year periods. R&D Europe's net sales increased 3.8% and decreased 0.9%, respectively, for the quarter and fiscal year ended June 30, 2010 when measured at currency rates in effect in the comparable prior periods.

Hematology net sales for the quarter and fiscal year ended June 30, 2010 were $4.5 million and $18.4 million, a decrease of 2.2% and an increase of 5.1%, respectively, from comparable prior-year periods.

Consolidated gross margins were 79.3% and 79.8% for the quarter and fiscal year ended June 30, 2010, respectively, compared to 77.4% and 79.0% for the quarter and fiscal year ended June 30, 2009, respectively. The increased gross margins in fiscal 2010 are mainly the result of improved margins in the biotechnology segment due to incremental profit on increased sales volumes.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2010 decreased $96,000 (1.3%) and $989,000 (3.0%), respectively from the quarter and fiscal year ended June 30, 2009. The decrease in selling, general and administrative expense for the quarter ended June 30, 2010 resulted primarily from decreased legal expenses of $506,000, partially offset by annual wage, salary and benefit increases. The decrease in selling, general and administrative expenses for fiscal 2010 was primarily due to lower stock compensation ($343,000), profit sharing ($403,000) and legal ($690,000) expenses, partially offset by annual wage, salary and benefit increases.

Research and development expenses for the quarter and fiscal year ended June 30, 2010 increased $252,000 (4.2%) and $1.6 million (6.6%), respectively, from the quarter and fiscal year ended June 30, 2009. The increase in research and development expenses is the result of continuous development and release of new high-quality biotechnology products upon which the Company's future sales revenue growth is dependent.

Interest income decreased $26,000 and $3.3 million for the quarter and fiscal year ended June 30, 2010, respectively, from the comparable prior-year periods, primarily as a result of lower rates of return on cash and available-for-sale investments, offset in part by higher cash and available-for-sale investment balances.

The effective tax rates for the quarter and fiscal year ended June 30, 2010 were 32.9% and 29.8%, respectively, as compared to 32.2% and 32.3% for the same prior-year periods. The effective tax rate for fiscal 2010 was abnormally low due to the tax benefit received following repatriation of funds from the U.K. to the U.S. in the third quarter of fiscal 2010. Excluding this benefit, the effective tax rate for fiscal 2010 would have been 32.8%.

The Company repurchased 260,693 and 283,555 shares of its common stock during the quarter and fiscal year ended June 30, 2010, respectively, for approximately $15.5 million and $16.9 million. Approximately $50.6 million remains available for the repurchase and retirement of shares under the currently open authorization.


Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                   *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                           TECHNE CORPORATION
                 CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)
                                (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                     ----------------  ------------------
                                     6/30/10  6/30/09   6/30/10   6/30/09
                                     -------  -------  --------  --------
Net sales                            $66,714  $64,890  $269,047  $263,956
Cost of sales                         13,834   14,656    54,463    55,488
                                     -------  -------  --------  --------
Gross margin                          52,880   50,234   214,584   208,468
                                     -------  -------  --------  --------
 Operating expenses:
  Selling, general and administrative  7,464    7,560    32,175    33,164
  Research and development             6,251    5,999    25,121    23,564
  Amortization of intangible assets      240      240       960       960
                                     -------  -------  --------  --------
   Total operating expenses           13,955   13,799    58,256    57,688
                                     -------  -------  --------  --------
Operating income                      38,925   36,435   156,328   150,780
Other income (expense):
  Interest income                      1,011    1,038     4,375     7,634
  Other non-operating expense, net    (1,335)     (49)   (4,257)   (3,051)
                                     -------  -------  --------  --------
   Total other (expense) income         (324)     989       118     4,583
                                     -------  -------  --------  --------
Earnings before income taxes          38,601   37,424   156,446   155,363
Income taxes                          12,706   12,038    46,670    50,121
                                     -------  -------  --------  --------
Net earnings                         $25,895  $25,386  $109,776  $105,242
                                     =======  =======  ========  ========
Earnings per share:
 Basic                               $  0.70  $  0.68  $   2.95  $   2.78
 Diluted                             $  0.69  $  0.68  $   2.94  $   2.78

Weighted average common
 shares outstanding:
  Basic                               37,233   37,248    37,255    37,802
  Diluted                             37,314   37,332    37,347    37,900


                             TECHNE CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)
                                                     6/30/10    6/30/09
                                                    --------   --------
ASSETS
Cash and equivalents                                $ 98,925   $160,940
Short-term available-for-sale investments             39,886     41,947
Trade accounts receivable                             30,850     29,516
Other receivables                                      1,532      1,637
Inventory                                             13,737     11,269
Other current assets                                  16,110     10,158
                                                    --------   --------
  Current assets                                     201,040    255,467

Available-for-sale investments                       171,171     61,863
Property and equipment, net                           97,400    100,133
Goodwill and intangible assets, net                   27,112     28,072
Other non-current assets                              22,093     26,470
                                                    --------   --------
  Total assets                                      $518,816   $472,005
                                                    ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $ 17,024   $ 15,523
Stockholders' equity                                 501,792    456,482
                                                    --------   --------
  Total liabilities and stockholders' equity        $518,816   $472,005
                                                    ========   ========